Exhibit 99.1

Semler Scientific Reports Fourth Quarter and Full Year 2023 Financial Results

2023 Q4 and full year highlights compared to the corresponding period of 2022:

●Fourth quarter revenues were $15.1 million, an increase of 9%
●Fourth quarter net income was $4.2 million, an increase of 31%
●Full year revenues were $68.2 million, an increase of 20%
●Full year net income was $20.6 million, an increase of 44%
●Cash balance increased to $57.3 million

Santa Clara, CA – March 5, 2024 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that develops, manufactures and markets innovative medical products and services that assist in evaluating and treating chronic diseases, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“We are pleased to report continued growth in year-over-year quarterly and full year revenues and net income, predominately from sales of QuantaFlo® for peripheral arterial disease testing,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “We remain focused on continuing to market our product while seeking a new 510(k) clearance from the FDA with expanded labeling for use as an aid in the diagnosis of other cardiovascular diseases.”

FINANCIAL RESULTS

For the year ended December 31, 2023, compared to the corresponding period of 2022, Semler Scientific reported:

●	Revenues of $68.2 million, an increase of $11.5 million, or 20%, compared to $56.7 million.
o	Fixed fee software license revenues of $37.3 million, an increase of $3.3 million, or 9%, compared to $34.0 million.
o	Variable fee software license revenues of $29.0 million, an increase of $7.7 million, or 36%, compared to $21.3 million.
o	Sales of other products of $1.9 million, an increase of $0.5 million, or 42%, compared to $1.4 million.
●	Cost of revenues of $7.0 million, an increase of $2.7 million or 64% compared to $4.3 million. As a percentage of revenues, cost of revenues increased to 10%, compared to 8% in the prior year period.
●	Total operating expenses of $45.9 million, which includes cost of revenues, an increase of $6.4 million, or 16%, compared to $39.5 million. As a percentage of revenues, operating expenses decreased to 67% compared to 70%.
●	Pre-tax income of $24.1 million, an increase of $6.4 million, or 36%, compared to $17.7 million.
●	Income tax expense of $3.5 million, or an effective tax rate of 15%, compared to $3.4 million, or an effective tax rate of 19%.
●	Net income of $20.6 million, or $3.06 per basic share and $2.63 per diluted share, an increase of $6.3 million, or 44%, compared to $14.3 million, or $2.13 per basic share and $1.79 per diluted share.

Note: Cost of revenues for the full year ended December 31, 2023 includes a $2.5 million write-off of prepaid software licenses for Insulin Insights.

Semler Scientific’s two largest customers (including their affiliates) comprised 36% and 35% of full year revenues in 2023 and 40.4% and 29.0% of annual revenues in 2022.

For the fourth quarter ended December 31, 2023, compared to the corresponding period of 2022, Semler Scientific reported:

●	Revenues of $15.1 million, an increase of $1.3 million, or 9%, compared to $13.8 million.
o	Fixed fee software license revenues of $8.8 million, a decrease of $0.2 million, or 2%, compared to $9.0 million.
o	Variable fee software license revenues of $5.8 million, an increase of $1.3 million, or 28% compared to $4.5 million.
o	Sales of other products of $0.5 million, an increase of $0.2 million, or 71%, compared to $0.3 million.
●	Cost of revenues of $3.4 million, an increase of $2.2 million, or 186%, compared to $1.2 million. As a percentage of revenues, cost of revenues was 22% compared to 9%.
●	Total operating expenses of $12.5 million, which includes cost of revenues, an increase of $2.3 million, or 23%, compared to $10.2 million. As a percentage of revenues, operating expenses increased to 83%, compared to 74%.
●	Pre-tax income of $2.8 million, a decrease of $1.2 million, or 29%, compared to $4.0 million.
●	Income tax benefit of $1.4 million, or an effective tax benefit rate of 50% compared to income tax expense of $0.7 million, or an effective tax rate of 19%.
●	Net income of $4.2 million, or $0.62 per basic share and $0.55 per diluted share, an increase of $1.0 million, or 31%, compared to $3.2 million, or $0.48 per basic share and $0.41 per diluted share.

Note: Cost of revenues for the fourth quarter and full year ended December 31, 2023 includes a $2.5 million write-off of prepaid software licenses for Insulin Insights.

Semler Scientific’s three largest customers (including their affiliates) comprised 37%, 32% and 11% of the fourth quarter revenues in 2023 and two largest customers (including their affiliates) comprised 43.3% and 25.8% of fourth quarter revenues in 2022.

MAJOR ACCOMPLISHMENTS IN 2023

1.	Continued year-over-year revenue growth.
2.	Continued year-over-year net income growth.
3.	Record balance of cash and cash equivalents.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the fourth quarter and year ended December 31, 2023, as well as provide a business update on Semler Scientific’s strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10185342/fb4eeec618. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (833) 816-1161

International callers: (412) 317-0717

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended December 31,		For the year ended December 31,
	2023	2022	2023	2022

Revenues	$15,056	$13,794	$68,184	$56,686
Operating expenses:
Cost of revenues	3,384	1,182	6,984	4,252
Engineering and product development	1,207	1,365	5,773	4,809
Sales and marketing	4,546	4,654	18,147	17,685
General and administrative	3,262	2,977	14,290	12,737
Strategic streamlining	135	—	734	—
Total operating expenses	12,534	10,178	45,928	39,483
Income from operations	2,522	3,616	22,256	17,203
Interest and dividend income	699	343	2,471	494
Impairment of investments	(337)	—	(337)	—
Change in fair value of notes held for investment	(90)	—	(307)	—
Other income (expenses)	20	(3)	17	(5)
Other income, net	292	340	1,844	489
Pre-tax income	2,814	3,956	24,100	17,692
Income tax provision	(1,407)	740	3,517	3,367
Net income	$4,221	$3,216	$20,583	$14,325
Net income per share, basic	$0.62	$0.48	$3.06	$2.13
Weighted average number of shares used in computing basic net income per share	6,804,998	6,691,406	6,732,806	6,726,687
Net income per share, diluted	$0.55	$0.41	$2.63	$1.79
Weighted average number of shares used in computing diluted net income per share	7,734,263	7,917,991	7,819,159	7,999,750

Semler Scientific, Inc.

Balance Sheets

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	December 31,	December 31,
	2023	2022

Assets
Current Assets:
Cash and cash equivalents	$57,200	$23,014
Restricted cash	132	—
Short-term investments	—	20,073
Trade accounts receivable, net of allowance for credit losses of $287 and $109, respectively	6,125	3,884
Inventory, net	445	469
Prepaid expenses and other current assets	2,042	1,468
Total current assets	65,944	48,908
Assets for lease, net	2,285	2,478
Property and equipment, net	720	667
Long-term investments	512	821
Notes held for investment (includes measured at fair value of $4,372 and $3,679, respectively)	5,372	4,679
Other non-current assets	270	2,842
Deferred tax assets	2,962	2,298
Total assets	$78,065	$62,693

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$402	$835
Accrued expenses	4,502	4,748
Deferred revenue	1,120	1,160
Other short-term liabilities	176	114
Total current liabilities	6,200	6,857

Long-term liabilities:
Other long-term liabilities	70	160
Total long-term liabilities	70	160
Commitments and contingencies (Note 13)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 7,099,441 and 6,906,544 shares issued, and 6,885,019 and 6,692,122 shares outstanding (treasury shares of 214,422 and 214,422), respectively	7	7
Additional paid-in capital	11,985	16,449
Retained earnings	59,803	39,220

Total stockholders’ equity	71,795	55,676

Total liabilities and stockholders’ equity	$78,065	$62,693

Semler Scientific, Inc.

Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	Year ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,583	$14,325

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	599	589
Deferred tax expense	(664)	(351)
Loss on disposal of assets for lease	369	463
Write off of prepaid software licenses	2,476	—
Gain on short-term investments	(151)	(77)
Allowance for credit losses	268	103
Change in fair value of notes held for investment	307	—
Stock-based compensation	944	741
Impairment of long term investments	337	—
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(2,508)	(367)
Inventory	24	81
Prepaid expenses and other current assets	(603)	2,576
Other non-current assets	96	(2,510)
Accounts payable	(433)	392
Accrued expenses	(246)	1,310
Other current and non-current liabilities	(68)	188
Net Cash Provided by Operating Activities	21,330	17,463

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(345)	(476)
Purchase of notes held for investment	(1,000)	—
Proceeds from maturities of short-term investments	78,093	(4,679)
Purchase of short-term investments	(57,869)	(19,996)
Purchase of assets for lease	(483)	(1,684)
Net Cash Provided by (Used in) Investing Activities	18,396	(26,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	(3,510)	(114)
Common stock warrants acquired	(1,949)	—
Treasury stock acquired	—	(4,991)
Proceeds from exercise of stock options	51	168
Net Cash Used in Financing Activities	(5,408)	(4,937)
INCREASE (DECREASE) IN CASH	34,318	(14,309)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,014	37,323
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$57,332	$23,014
Supplemental Disclosure of Cash Flow Information:
Cash paid for taxes	$4,060	$2,400

About Semler Scientific, Inc.:

Semler Scientific, Inc. develops, manufactures and markets innovative products and services that assist in evaluating and treating chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo® test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD), and Semler Scientific is seeking a new 510(k) clearance for expanded indications. QuantaFlo® is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). Semler Scientific has a minority investment in Mellitus, SYNAPS Dx, as well as Monarch Medical Technologies LLC, a privately held company whose product EndoTool® offers a technological solution for inpatient glycemic management. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding seeking a new 510(k) clearance for QuantaFlo® with expanded indications for use; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, including the risk of changes in the reimbursement landscape for its customers including related to the recent CMS rate announcement; whether or not QuantaFlo® can successfully aid in the diagnosis of PAD or obtain a new 510(k) clearance for expanded indications; along with those risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.